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                                                                  EXHIBIT 99a

                                                                  PRESS RELEASE

    MILTON R. SMITH JOINS INTEGRATED MEASUREMENT SYSTEMS AS MEMBER OF IMS BOARD OF DIRECTORS

BEAVERTON, Ore.--(BUSINESS WIRE)--May 2, 1997--

    SMITH BRINGS WIDE BREADTH OF HIGH TECHNOLOGY INDUSTRY EXPERIENCE TO NEW ROLE AS IMS DIRECTOR.

Integrated Measurement Systems, Inc. (NASDAQ: IMSC) today announced the addition of Milton R. Smith as a member of the IMS board of directors.

"We are excited and extremely pleased to have Milt join the IMS board of directors. His depth of industry experience with successful high technology companies and his entrepreneurial style of management will no doubt greatly contribute to IMS' success," commented Keith L. Barnes, president and CEO for IMS.

SMITH BROADENS HIGH TECHNOLOGY INDUSTRY EXPERIENCE ON IMS BOARD

Smith's diverse background and executive management abilities working with both hardware and software products in the high technology industry will greatly add to the quality and expertise of the current IMS board of directors.

Milton R. Smith is the former president and CEO of ThrustMaster, Inc., was one of its founders, and has been a director of the ThrustMaster since its inception. Smith has also served as chairman, president and/or CEO of five other high-technology companies. He has been an officer and/or director of four companies which have gone public. He recently completed his term as chairman of the Oregon Council of the American Electronics Association and was a member of the national board of directors of AEA. In addition to membership on the board of ThrustMaster, Inc., Smith currently serves on the boards of RapidFire Software, Inc., Beaverton, Oregon, and TFR Technologies, Inc., Bend, Oregon. He also was a member of the board of six other high-technology companies.

EDUCATION BACKGROUND

Milton Smith received a B.S. degree in physics from Portland State University, a M.S.E.E. degree at Oregon State University, and a Juris Doctor degree from Lewis and Clark College. He has also completed the AEA/Stanford University Executive Institute program.

________________________________
About Integrated Measurement Systems

IMS is a recognized world leader in Engineering Test Stations and Virtual Test Software, providing cost-effective solutions to reduce the time required to test and verify complex electronic circuits. IMS markets and supports its products globally through U.S. sales offices, independent international distributors and dedicated sales personnel employed by affiliated companies. Technical and applications engineers are strategically located in worldwide locations to respond quickly to regional, national and international customer needs. IMS is an award winning company in customer support. For the past three years, IMS has been rated No. 1 in VLSI's 10 BEST Customer Satisfaction Survey of Test and Material Handling Equipment Companies. IMS is listed on the NASDAQ National Market under the symbol IMSC. For more information, contact IMS at 9525 SW Gemini Drive, Beaverton, Oregon 97008. Telephone: 503/626-7117 or 800/879-7117 or! visit our Web site at http://www.ims.com